                                                                   Exhibit 21.1



                    SUBSIDIARIES OF 9278 COMMUNICATIONS, INC.


9278 Communications, Inc. has the following subsidiaries:

o iLink Telecom (B.V.I.), Inc., incorporated in Roadtown, British Virgin Islands on July 2, 1999.

o iLink Telecom (B.C.) Inc., incorporated in Victoria, British Columbia on February 9, 1999; and

o 9278 Distributors Inc., incorporated in the State of New York on December 7, 1999.

o Reliable Acquisition Corp., incorporated in the State of New York on September 15, 2000.

o 9278 Distributors (Illinois), Inc., incorporated in the State of Illinois on January 23, 2002.

o    9278 Dot Com, Inc., incorporated in the State of New York on June 8, 2001.

o E-Store Solutions Inc., incorporated in the State of Delaware on August 13, 2001.



28